PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE FOR FIRST TRUST HIGH INCOME LONG/SHORT FUND

WHEATON, IL -- (BUSINESS WIRE) -- February 4, 2019 -- First Trust Advisors L.P. ("FTA") announced today that MacKay Shields LLC ("MacKay"), investment sub-advisor for First Trust High Income Long/Short Fund (NYSE: FSD) (the "Fund"), will release an update on the market and the Fund for financial advisors and investors. The update will be available WEDNESDAY, February 6, 2019, AT 5:00 P.M. EASTERN TIME UNTIL 11:59 P.M. EASTERN TIME ON TUESDAY, March 5, 2019. To listen to the update, follow these instructions:

 -- Dial: (888) 203-1112; International (719) 457-0820; and Passcode # 1070099
    and PIN # 2562. The update will be available from Wednesday, February 6, 2019, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Tuesday, March 5, 2019.

The Fund is a diversified, closed-end management investment company that seeks to provide current income. The Fund has a secondary objective of capital appreciation. The Fund seeks to achieve its investment objectives by investing, under normal market conditions, a majority of its assets in a diversified portfolio of U.S. and foreign (including emerging markets) high yield corporate fixed-income securities of varying maturities that are rated below-investment grade at the time of purchase.

First Trust Advisors L.P. ("FTA") is a federally registered investment advisor and serves as the Fund's investment advisor. FTA and its affiliate First Trust Portfolios L.P. ("FTP"), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $113 billion as of December 31, 2018 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

MacKay is an indirect wholly-owned subsidiary of New York Life Insurance Company and a wholly-owned subsidiary of New York Life Investment Management Holdings LLC. MacKay is an income and equity solutions investment management firm, specializing in taxable and municipal fixed income credit and less efficient segments of global equity markets where proprietary research and unique portfolio construction techniques can generate attractive client oriented outcomes. MacKay serves a prominent group of pension funds, government and financial institutions, family offices, high net worth individuals, endowments and foundations from across the globe. As of December 31, 2018, MacKay manages approximately $107.5 billion in assets.

Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost. There can be no assurance that the Fund's investment objectives will be achieved. The Fund may not be appropriate for all investors.

Principal Risk Factors: The Fund invests in non-investment grade debt instruments, commonly referred to as "high-yield securities". High-yield securities are subject to greater market fluctuations and risk of loss than securities with higher ratings. Lower-quality debt tends to be less liquid than higher-quality debt.

The debt securities in which the Fund invests are subject to certain risks, including issuer risk, reinvestment risk, prepayment risk, credit risk, and interest rate risk. Issuer risk is the risk that the value of fixed-income securities may decline for a number of reasons which directly relate to the issuer. Reinvestment risk is the risk that income from the Fund's portfolio will decline if the Fund invests the proceeds from matured, traded or called bonds at market interest rates that are below the Fund portfolio's current earnings rate. Prepayment risk is the risk that, upon a prepayment, the actual outstanding debt on which the Fund derives interest income will be reduced. Credit risk is the risk that an issuer of a security will be unable or unwilling to make dividend, interest and/or principal payments when due and that the value of a security may decline as a result. Interest rate risk is the risk that fixed-income securities will decline in value because of changes in market interest rates.

In times of unusual or adverse market, economic, regulatory or political conditions, the Fund may not be able, fully or partially, to implement its short selling strategy. Short selling creates special risks which could result in increased volatility of returns and may result in greater gains or greater losses.

The Fund invests in securities of non-U.S. issuers which are subject to higher volatility than securities of U.S. issuers. Because the Fund invests in non-U.S. securities, you may lose money if the local currency of a non-U.S. market depreciates against the U.S. dollar.

The risks of investing in the Fund are spelled out in the prospectus, shareholder reports and other regulatory filings.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA and the Internal Revenue Code. First Trust has no knowledge of and has not been provided any information regarding any investor. Financial advisors must determine whether particular investments are appropriate for their clients. First Trust believes the financial advisor is a fiduciary, is capable of evaluating investment risks independently and is responsible for exercising independent judgment with respect to its retirement plan clients.

The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.


CONTACT: JEFF MARGOLIN - (630) 915-6784

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Source:  First Trust Advisors L.P.